The information in this preliminary prospectus supplement  is not complete and may be changed without notice.  This preliminary prospectus supplement is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2) Registration No. 333-132747
(To Prospectus Dated March 27, 2006)
SUBJECT TO COMPLETION

3-Year Callable Daily Range Accrual Notes
UBS AG $• Callable Senior Notes due November •, 2009, Callable Commencing May 2007 With Interest Linked To The 3-Month USD LIBOR Rate

Issuer:	UBS AG booked through its Jersey Branch
Issue Date:	November •, 2006
Maturity Date:	November •, 2009
Interest:	The notes will bear interest at the rates set forth below, payable quarterly in arrears on each February •, May •, August • and November •, commencing on February •, 2007, or if any such day is not a Business Day, on the first following day that is a Business Day unless that day falls in the next calendar month, in which case the interest payment date will be the first preceding day that is a Business Day. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
Interest Periods:	The initial interest period will begin on, and include, the original issue date and end on, but exclude, the first interest payment date. Each subsequent interest period will begin on, and include, the interest payment date for the preceding interest period and end on, but exclude, the next following interest payment date. The final interest period will begin on, and include, the interest payment date for the preceding interest period and end on, but exclude the Maturity Date or any earlier redemption date.
Applicable Interest Rate:

The applicable interest rate for each interest period will be equal to the product of (a) •% per annum (also referred to herein as the “Base Rate”) and (b) a fraction, the numerator of which is equal to the number of days during such interest period on which the 3-Month USD LIBOR rate (as defined herein) is within the range (also referred to herein as the “specified range”) from (and including) zero to (and including) 5.65% and the denominator of which is the number of actual days in such interest period.
The Base Rate, which is expected to set between 5.50% and 6.00%, will be determined on the pricing date and will be set forth in the final prospectus supplement delivered to you in connection with a sale of the notes.
For a detailed description of how the 3-Month USD LIBOR rate will be determined, see “Specific Terms of the Notes – Interest” on page S-13.
You will not earn interest for any day on which the 3-Month USD LIBOR rate is outside the specified range. Accordingly, the actual interest payable on your notes for any interest period may be zero, and your return for any interest period over the life of the notes could be significantly less than the Base Rate for that interest period.

Optional Redemption:

The issuer may at its election redeem the notes in whole, but not in part, at a redemption price equal to 100% of the principal amount being redeemed together with any accrued, but unpaid, interest thereon, on any interest payment date occurring in or after May 2007 by giving at least 5 Business Days’ prior written notice to the indenture trustee of the notes.

Denominations:	$1,000 and integral multiples thereof.
Minimum Investment:	Minimum initial investment in the notes will be $10,000
Booking Branch:	UBS AG, acting through its Jersey Branch
Calculation Agent:	UBS AG, acting through its London Branch
CUSIP Number:	•

See ‘‘Risk Factors’’ beginning on page S-9 for risks related to an investment in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities of UBS AG and are not FDIC insured.

The notes will not be listed on any U.S. stock exchange. As of the date of this prospectus supplement, there has not yet been established a market or market price for the notes. The Issuer expects to deliver the notes through the facilities of The Depository Trust Company on or about November •, 2006 (the “Issue Date”).

	Price to Public	Underwriting Discount	Proceeds to UBS AG

Per Note	100%	1.25%	98.75%
Total	•	•	•

UBS Investment Bank	UBS Financial Services Inc.
Preliminary Prospectus Supplement dated November 2, 2006

Prospectus Supplement Summary

The following is a summary of terms of the notes, as well as a discussion of factors you should consider before purchasing the notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to ‘‘UBS,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer only to UBS AG and not to its consolidated subsidiaries.

What are the callable senior notes with interest linked to the 3-Month USD LIBOR rate?

The callable senior notes with interest linked to the 3-Month USD LIBOR rate, which we refer to in this prospectus supplement as the notes, are medium-term senior notes issued by us, whose interest rate is linked to the 3-Month USD LIBOR rate.

You will receive interest payments based on the applicable interest rate set forth below as determined by the Calculation Agent, payable quarterly in arrears on each February •, May •, August • and November •, commencing on February •, 2007, or if any such day is not a Business Day, on the first following day that is a Business Day unless that day falls in the next calendar month, in which case the interest payment date will be the first preceding day that is a Business Day. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

➢	The applicable interest rate for each interest period will be equal to the product of (a) •% per annum (also referred to herein as the “Base Rate”) and (b) a fraction, the numerator of which is equal to the number of days during such interest period on which the 3-Month USD LIBOR rate (as defined herein) is within the range (also referred to herein as the “specified range”) from (and including) zero to (and including) 5.65% and the denominator of which is the number of actual days in such interest period. The Base Rate, which is expected to be set between 5.50% and 6.00%, will be determined on the pricing date and will be set forth in the final prospectus supplement delivered to you in connection with a sale of the notes.

➢	The “3-Month USD LIBOR” means:
  for any Business Day during an interest period from, and including, the first day of such interest period to, and including, the fifth Business Day prior to the interest payment date relating to such interest period, the offered rate (British Bankers’ Association) for deposits in U.S. dollars for a period of three months, commencing on such Business Day, which appears on Moneyline Telerate page 3750 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m. London time on that Business Day. If the 3-Month USD LIBOR cannot be determined on any Business Day as described above, then the 3-Month USD LIBOR will be determined on the basis of the rates, at approximately 11:00 a.m. London time on that Business Day, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent, beginning on that Business Day in a representative amount. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, the 3-Month USD LIBOR for that Business Day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, the 3-Month USD LIBOR for that Business Day will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months to leading European banks quoted, at approximately 11:00 a.m. in New York, New York, on that Business Day, by three major banks selected by the Calculation Agent, beginning on that Business Day in a representative amount. If fewer than three banks selected by the Calculation Agent are quoting as described above, the 3-Month USD LIBOR for that Business Day will be determined by the Calculation Agent in a commercially reasonable manner and in its sole and absolute discretion;

  for any calendar day during an interest period that is not a Business Day, the 3-Month USD LIBOR determined in respect of the immediately preceding Business Day; and

  for the Business Days occurring in an interest period beginning on and including the fourth Business Day prior to the interest payment date, the 3-Month USD LIBOR as determined in respect of the fifth Business Day prior to that interest payment date relating to such interest period.

For a detailed description of how the 3-Month USD LIBOR rate will be determined, see “Specific Terms of the Notes–Interest” on page S-13. For a description of “Business Day”, see “Specific Terms of the Notes–Modified Business Day” on page S-16.

We may at our election redeem the notes in whole, but not in part, at a redemption price equal to 100% of the principal amount being redeemed together with any accrued, but unpaid, interest thereon, on any interest payment date occurring in or after May 2007.

The notes may be a suitable investment for you if:

➢	You are comfortable with the Base Rate (which is expected to be between 5.50% and 6.00% and which will be determined on the pricing date).

➢	You believe that generally the 3-Month USD LIBOR rate will not be outside the specified range for each interest period.

➢	You are willing to hold the notes to maturity.

➢	You are comfortable holding notes with unpredictable interest payments, which could result in your receiving no interest on your notes for the term of your notes.

➢	You are comfortable holding notes that are callable by the issuer.

The notes may not be a suitable investment for you if:

➢	You believe that there will be a significant number of days on which the 3-Month USD LIBOR rate will be outside the specified range, such that the notes will not provide you with your minimum return requirements.

➢	You seek an investment for which there will be an active secondary market.

➢	You are unable or unwilling to hold the notes until maturity.

➢	You are uncomfortable holding notes with unpredictable interest payments which could result in your receiving no interest for the term of your notes.

➢	You are not comfortable investing in notes that are callable by the issuer.

What are some of the risks of the notes?

An investment in the notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the “Risk Factors” section of this prospectus supplement, beginning on page S-9.

➢	Unpredictable Rate of Return — The maximum interest rate for any interest period is the Base Rate of •% per annum and the notes will only bear interest for such interest period at that rate if the 3-Month USD LIBOR rate remains within the specified range on each day during such interest period. This specified range is from (and including) zero to (and including) 5.65% . The Base Rate, which is expected to be set between 5.50% and 6.00%, will be determined on the pricing date and set forth in the final prospectus supplement delivered to you in connection with a sale of the notes. You will not earn interest for any day on which the 3-Month USD LIBOR rate is outside the specified range. Accordingly, the actual interest payable on your notes for any interest period may be zero, and your return for any interest period over the life of the notes could be significantly less than the Base Rate for that interest period.

➢	There may be little or no secondary market for the notes—We do not intend to list the notes on any stock exchange or automated quotation system, and there can be no assurances that a secondary market for the notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the notes, although they are not required to do so and may stop making a market at any time.

What are some factors that affect a change in the 3-Month USD LIBOR rate?

Factors that may affect the 3-Month USD LIBOR rate include:

  supply and demand among banks in London for U.S. dollar-denominated deposits with approximately three-month term;
  general economic, financial, political or regulatory conditions;
  monetary policies of the Federal Reserve Bank;
  changes in interest rates generally; and
  inflation and expectations concerning inflation.

What are the tax consequences of the notes?

The notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes. Assuming this treatment, interest paid on a note will generally be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or received, in accordance with the holder’s method of accounting for U.S. federal income tax purposes. In addition, upon a sale, exchange or retirement of the notes, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder’s adjusted tax basis in the note, which will generally equal the amount such holder paid to acquire the note. Generally, amounts paid to a Non-U.S. Holder will not be subject to withholding, provided certain certification requirements are satisfied. See the section entitled “Certain United States Federal Income Tax Consequences” for an additional discussion of the U.S. federal income tax treatment of the notes.

Please see the attached Prospectus for a discussion of certain Swiss tax considerations relating to the notes.

How will the interest payable in respect of each interest period be calculated?

The interest payable on your notes in respect of any interest period will depend on the 3-Month USD LIBOR rate relative to the specified range as follows:

Step 1: Determine the 3-Month USD LIBOR rate for each day during the interest period

➢	The “3-Month USD LIBOR” is:
  for any Business Day during an interest period from, and including, the first day of such interest period to, and including, the fifth Business Day prior to the interest payment date relating to such interest period, the offered rate (British Bankers’ Association) for deposits in U.S. dollars for a period of three months, commencing on such Business Day, which appears on Moneyline Telerate page 3750 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m. London time on that Business Day. If the 3-Month USD LIBOR cannot be determined on any Business Day as described above, then the 3-Month USD LIBOR will be determined on the basis of the rates, at approximately 11:00 a.m. London time on that Business Day, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent, beginning on that Business Day in a representative amount. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, the 3-Month USD LIBOR for that Business Day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, the 3-Month USD LIBOR for that Business Day will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months to leading European banks quoted, at approximately 11:00 a.m. in New York, New York, on that Business Day, by three major banks selected by the Calculation Agent, beginning on that Business Day in a representative amount. If fewer than three banks selected by the Calculation Agent are quoting as described above, the 3-Month USD LIBOR for that Business Day will be determined by the Calculation Agent in a commercially reasonable manner and in its sole and absolute discretion;
  for any calendar day during an interest period that is not a Business Day, the 3-Month USD LIBOR determined in respect of the immediately preceding Business Day; and

  for the Business Days in an interest period beginning on and including the fourth Business Days prior to the interest payment date, the 3-Month USD LIBOR as determined in respect of the fifth Business Day prior to that interest payment date relating to such interest period.

Step 2: Calculate the applicable interest rate

The applicable interest rate for each interest period will be equal to the product of (a) the Base Rate of •% per annum, and (b) a fraction, the numerator of which is equal to the number of days during such interest period on which the 3-Month USD LIBOR rate is within the range from (and including) zero to (and including) 5.65% and the denominator of which is the number of actual days in such interest period. The Base Rate, which is expected to be set between 5.50% and 6.00%, will be determined on the pricing date and will be set forth in the final prospectus supplement delivered to you in connection with a sale of the notes.

Another way to express the applicable interest rate for an interest period is as a formula:

Applicable interest rate = Base Rate x (n/N)

where “n” is equal to the number of days during such interest period on which the 3-Month USD LIBOR rate is within the specified range and “N” is the number of actual days in such interest period.

Step 3: Calculate the amount of interest to be paid on the notes

The amount of interest to be paid on the notes for an interest period is equal to the product of (a) the principal amount of the notes, (b) the applicable interest rate for that interest period, and (c) the number of days in that interest period divided by 360 (with the number of days to be calculated on the basis of a year of 360 days consisting of twelve 30-day months).

Hypothetical examples of how the interest amount payable on the notes is calculated for a single interest period.

Assumptions:

Principal amount of the notes:	$1,000
Number of days in the interest period:	90
Base Rate	5.75% per annum

The following table illustrates how the applicable interest rate is calculated based on the number of days the 3-Month USD LIBOR is within the specified range:

	Number of days in an interest	Applicable Interest	Interest Amount in
Base Rate	period for which the 3-Month	Rate (annualized)	the interest period
	USD LIBOR rate is within the
	specified range
5.75%	90	5.75%	$14.38
5.75%	60	3.83333%*	$9.58*
5.75%	30	1.91667%	$4.79
5.75%	0	0%	0

* Given the Base Rate and the number of days in the interest period for which the 3-Month USD LIBOR rate is within the specified range (as set out in the table), the applicable interest rate and the amount of interest to be paid is calculated, respectively, as follows:

➢	Applicable interest rate =5.75% x (60/90) = 3.83333%
➢	Interest Amount = $1,000 x 3.83333% x 90/360 = $9.58

Fluctuations in the level of the 3-Month USD LIBOR rate make the effective return on the notes difficult to predict and can result in effective interest rates to holders of the notes that are lower than anticipated and which can equal zero for one or more interest periods.

Historical Information

We have included the following information about the historical behavior of the 3-Month USD LIBOR rate for your reference. Past movements of the 3-Month USD LIBOR rate are not indicative of future levels or the future behavior of such rate.

Source: Bloomberg Financial Systems

Risk Factors

The return on your notes for any interest period is linked to the change in the 3-Month USD LIBOR rate. This section describes the most significant risks relating to the notes. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the notes.

Limitations on Returns on the Notes

The interest payable on the notes is uncertain and movements in interest rates will affect whether or not and the extent to which you will receive interest on the notes for such periods.

The maximum interest rate for any interest period is the Base Rate of •% per annum. However, for every day during an interest period on which the 3-Month USD LIBOR rate is outside the specified range (as defined below), the applicable interest rate for that interest period will be reduced, and if the 3-Month USD LIBOR rate remains outside the specified range for an entire interest period, the applicable interest rate will be zero. The Base Rate, which is expected to be set between 5.50% and 6.00%, will be determined on the pricing date and will be set forth in the final prospectus supplement delivered to you in connection with a sale of the notes. The maximum interest rate for any period will be the Base Rate.

The specified range is from (and including) zero to (and including) 5.65%.

For a detailed description of how the 3-Month USD LIBOR rate will be determined, see “Specific Terms of the Notes – Interest” on page S-13.

You will not earn interest for any day on which the 3-Month USD LIBOR rate is outside the specified range. Accordingly, the actual interest payable on your notes for any interest period may be zero, and your return for any interest period over the life of the notes could be significantly less than the Base Rate for that interest period.

See “How will the interest payable in respect of each interest period be calculated?” on page S-5.

Historical performance of the 3-Month USD LIBOR rate should not be taken as an indication of the future performance of the 3-Month USD LIBOR rate during the term of the notes.

It is impossible to predict whether the 3-Month USD LIBOR rate will rise or fall. The 3-Month USD LIBOR rate will be influenced by complex and interrelated political, economic, financial and other factors, and therefore historical performance of the 3-Month USD LIBOR rate should not be taken as an indication of the future performance of the 3-Month USD LIBOR rate during the term of the notes. Factors that may influence the 3-Month USD LIBOR rate include:

➢	supply and demand among banks in London for U.S. dollar-denominated deposits with approximately three-month term;

➢	general economic, financial, political or regulatory conditions;

➢	changes in interest rates generally;

➢	monetary policies of the Federal Reserve Bank; and

➢	inflation and expectations concerning inflation.

The market value of the notes may be influenced by unpredictable factors

The market value of your notes may fluctuate between the date you purchase them and the date when the Calculation Agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the notes. We expect that generally the 3-Month USD LIBOR rate on any

Risk Factors

day and expectations about future levels and volatility of the 3-Month USD LIBOR rate will affect the market value of the notes more than any other factor. The market value of the notes may be impaired if the 3-Month USD LIBOR rate is outside the specified range during such subsequent interest periods. Other factors that may influence the market value of the notes include:

➢	supply and demand for the notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;

➢	economic, financial, political and regulatory or judicial events that affect financial markets generally;

➢	interest rates in the market generally;

➢	the time remaining to maturity;

➢	our right to redeem the notes; and

➢	the creditworthiness and credit ratings of UBS.

Market factors may influence whether we exercise our right to redeem the notes prior to their scheduled maturity.

It is more likely that we will redeem the notes prior to their maturity date if the 3-Month USD LIBOR rate is within the specified range and resulting in an amount of interest payable on the notes greater than that for instruments of a comparable maturity and credit rating trading in the market. If the notes are called prior to their maturity date, you may be unable to invest in securities with similar risk and yield as the notes. Your ability to realize market value appreciation and any interest is limited by our right to redeem the notes prior to their scheduled maturity.

There may not be an active trading market in the notes

There may be no secondary market for the notes. We do not intend to list the notes on any stock exchange or automated quotation system, and it is not possible to predict whether a secondary market will develop for the notes. Even if a secondary market for the notes develops, it may not provide significant liquidity or result in trading of notes at prices advantageous to you. Sales in the secondary market may result in significant losses. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the notes, but they are not required to do so. Even if UBS Securities LLC, UBS Financial Services Inc. or any other affiliate makes a market in the notes, they may stop doing so at any time.

Trading by UBS AG or its affiliates in the London interbank market may impair the value of the notes

We and our affiliates are active participants in the London interbank market for U.S. dollar deposits as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more transactions related to U.S. dollar deposits in the London interbank market. In addition, as described below under “Use of Proceeds and Hedging” on page S-17, we or one or more of our affiliates may hedge our exposure under the notes by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the 3-Month USD LIBOR rate and make it less likely that you will receive a return on your investment in the notes. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the notes may decline.

Our business activities may create conflicts of interest

Our trading activities related to U.S. dollar deposits in the London interbank market may be entered into on behalf of UBS, its affiliates or customers other than for the account of the holders of the notes or on their behalf. Accordingly, these trading activities may present conflicts of interest between UBS and you.

Risk Factors

The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

We may have conflicts of interests arising from our relationships with the Calculation Agent

You should be aware that UBS AG, acting through its London Branch, in its capacity as Calculation Agent for the notes, is under no obligation to take your interests into consideration in determining the 3-Month USD LIBOR rate and is only required to act in good faith and in a commercially reasonable manner. UBS AG, London Branch, will, among other things, also determine the applicable interest rate and the redemption payment to be made on the notes. Because these determinations by the Calculation Agent will affect the interest, redemption payment and the payment at maturity on the notes, conflicts of interest may arise in connection with its performance of its role as Calculation Agent.

Our writing of research reports on interest rates may create conflicts of interest between you and us

We or one or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.

No current research recommendation

Neither UBS nor any of its subsidiaries or affiliates currently publishes research on, or assigns a research recommendation to, the notes.

The notes are not insured by the FDIC

The notes are not deposit liabilities of UBS and neither the notes nor your investment in the notes is insured by the United States Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency of the United States, Switzerland or any other jurisdiction.

The amount we will pay you to redeem your notes if we are required to pay additional amounts in respect of tax withholding is uncertain.

If we redeem your notes because we are required to pay additional amounts in respect of tax withholding, we will pay you a redemption price for your notes that will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions. Such redemption price would take into consideration the net present value of expected future payments of the principal and interest on the notes. If it is expected that future interest payments on the notes will be small or zero, the net present value would depend primarily on the present value of the repayment of the principal amount at maturity, which could result in a redemption price below par.

Value of the Notes

At maturity. You will receive a cash payment at maturity (or upon redemption, except in the case of an Optional Tax Redemption) equal to the principal amount of your notes plus any accrued but unpaid interest.

Prior to maturity. You should understand that the market value of the notes will be affected by several factors, many of which are beyond our control. We expect that generally the 3-Month USD LIBOR rate on any day and expectations about future levels and volatility of the 3-Month USD LIBOR rate will affect the market value of the notes more than any other factor. Other factors that may influence the market value of the notes include supply and demand for the notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. and other market makers, the time remaining to maturity, our right to redeem the notes and the creditworthiness of UBS. See “Risk Factors” beginning on page S-9 for a discussion of the factors that may influence the market value of the notes prior to maturity.

Specific Terms of the Notes

In this section, references to “holders” mean those who own the notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the notes registered in street name or in the notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of debt securities entitled “medium-term notes, Series A” that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the notes. Terms that apply generally to all medium-term notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the notes. If you have purchased the notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the notes in more detail below.

Interest

The notes will bear interest at the rates set forth below, payable quarterly in arrears on each February •, May •, August • and November •, commencing on February •, 2007, or if any such day is not a Business Day, on the first following day that is a Business Day unless that day falls in the next calendar month, in which case the interest payment date will be the first preceding day that is a Business Day. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The initial interest period will begin on, and include, the original issue date and end on, but exclude, the first interest payment date. Each subsequent interest period will begin on, and include, the interest payment date for the preceding interest period and end on, but exclude, the next following interest payment date. The final interest period will end on the Maturity Date or any earlier redemption date.

The applicable interest rate for each interest period will be equal to the product of (a) •% per annum (also referred to herein as the “Base Rate”) and (b) a fraction, the numerator of which is equal to the number of days during such interest period on which the 3-Month USD LIBOR rate (as defined herein) is within the range (also referred to herein as the “specified range”) from (and including) zero to (and including) 5.65% and the denominator of which is the number of actual days in such interest period. The Base Rate, which is expected to be set between 5.50% and 6.00%, will be determined on the pricing date and will be set forth in the final prospectus supplement delivered to you in connection with a sale of the notes.

➢	The “3-Month USD LIBOR” will be determined by the Calculation Agent as:
  for any Business Day during an interest period from, and including, the first day of such interest period to, and including, the fifth Business Day prior to the interest payment date relating to such interest period, the offered rate (British Bankers’ Association) for deposits in U.S. dollars for a period of three months, commencing on such Business Day, which appears on Moneyline Telerate page 3750 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m. London time on that Business Day. If the 3-Month USD LIBOR cannot be determined on any Business Day as described above, then the 3-Month USD LIBOR will be determined on the basis of the rates, at approximately 11:00 a.m. London time on that Business Day, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent, beginning on that Business Day in a representative amount. The Calculation Agent will request the principal London office of each of these banks to provide a

Specific Terms of the Notes

  quotation of its rate. If at least two quotations are provided, the 3-Month USD LIBOR for that Business Day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, the 3-Month USD LIBOR for that Business Day will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months to leading European banks quoted, at approximately 11:00 a.m. in New York, New York, on that Business Day, by three major banks selected by the Calculation Agent, beginning on that Business Day in a representative amount. If fewer than three banks selected by the Calculation Agent are quoting as described above, the 3-Month USD LIBOR for that Business Day will be determined by the Calculation Agent in a commercially reasonable manner and in its sole and absolute discretion;
  for any calendar day during an interest period that is not a Business Day, the 3-Month USD LIBOR determined in respect of the immediately preceding Business Day; and

  for the Business Days occurring in an interest period beginning on and including the fourth Business Day prior to the interest payment date, the 3-Month USD LIBOR as determined in respect of the fifth Business Day prior to that interest payment date relating to such interest period.

Denomination

The denomination of the notes will be $1,000 and integral multiples thereof. The minimum initial investment in the notes will be $10,000.

Payment at Maturity

At maturity we will pay you the principal amount of your notes plus any accrued and unpaid interest.

Maturity Date

The maturity date will be November •, 2009.

Redemption Price Upon Optional Redemption on an Interest Payment Date

We may, at our election, redeem the notes in whole, but not in part, on any interest payment date occurring in or after May 2007 by giving at least 5 Business Days’ prior written notice to the indenture trustee. Neither we nor any of our agents are required to notify you prior to any such redemption.

If we elect to redeem your notes on an interest payment date, we will pay you the principal amount of your notes together with any accrued, but unpaid, interest thereon.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the notes in the circumstances described under “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the notes will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the notes is accelerated, we will pay the default amount in respect of the principal of the notes at maturity. We describe the default amount below under “–Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the notes issued here are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the notes issued here as the outstanding principal amount of that note. Although the terms of the notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the notes. This action may involve changing some of

Specific Terms of the Notes

the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer–Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer–Modification and Waiver of Covenants.”

Default Amount

The default amount for the notes on any day will be an amount, in U.S. dollars for the principal of the notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the notes, which we describe below, the holders of a majority in principal amount of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If the holders of a majority in principal amount of the notes obtain such quotation, they must notify us in writing of such quotation. Conversely, if we obtain such quotation, we must notify the holders of the notes in writing of such quotation. The amount referred to in the first bullet point above will equal the lowest–or, if there is only one, the only–quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Specific Terms of the Notes

➢	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in “Description of Debt Securities We May Offer–Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the notes that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, unless such day falls in the next calendar month, in which case the payment date will be the first preceding day that is a Business Day.

For purposes of determining 3-Month USD LIBOR, a “Business Day” will exclude any day that is a day on which dealings in deposits in U.S. dollars are not transacted, or with respect to any future date are expected not to be transacted, in the London interbank market.

Role of Calculation Agent

UBS AG, acting through its London Branch, will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date of the notes without notice. The Calculation Agent will make all determinations regarding Business Days, the default amount, the 3-Month USD LIBOR rate and the amount of interest payable in respect of your notes. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Booking Branch

The notes will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In connection with the sale of the notes, we or our affiliates may enter into hedging transactions involving the execution of interest rate swap and option transactions, sales and making of U.S. dollar deposits in London, or other transactions linked to changes in interest rates (including U.S. dollar LIBOR rates) both before and after the Issue Date of the notes. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

  execute or terminate interest rate swap and option transactions;

  acquire or dispose of U.S. dollar deposits in the London interbank market;

  take or dispose of positions in listed or over-the-counter options or other instruments based on interest rates (including U.S. dollar LIBOR rates); or

  do a combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the notes from time to time. See “Risk Factors” on page S-9 for a discussion of these adverse effects.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

For the period ended	June 30, 2006 (unaudited)		September 30, 2006 (unaudited)

	CHF (in millions)	USD (in millions)	CHF (in millions)	USD (in millions)

Debt
Short Term Debt Issued (1)	134,790	107,744	153,500	122,700
Long Term Debt Issued (1)	152,455	121,865	157,851	126,178
Total Debt Issued (1)	287,245	229,609	311,351	248,878
Minority Interest (2)	6,061	4,845	6,300	5,036
Shareholders’ Equity	45,465	36,342	48,403	38,691

Total Capitalization	338,771	270,796	366,054	292,604

CHF amounts have been translated into USD at the rate of CHF 1 = $0.79935 (3)

(1)	Includes Money Market Paper and Medium-Term notes as per Balance Sheet position based on remaining maturities (split in short and long term is available only quarterly).

(2)	Includes Trust preferred securities.

(3)	USD-amounts of prior periods will be adjusted back to the current rate.

Certain United States Federal Income Tax Consequences

The following is a general discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion applies to you if you are an initial holder of notes purchasing the notes at the issue price and if you hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of the U.S. federal income taxation of the notes that may be relevant to you in light of your particular circumstances or if you are a holder of the notes who is subject to special treatment under the U.S. federal income tax laws, such as:

  a financial institution;

  an insurance company;

  a tax-exempt entity;

  a dealer in securities or foreign currencies;

  a regulated investment company;

  a real estate investment trust;

  a person holding the notes as part of a hedging transaction, “straddle,” synthetic security, conversion transaction, or other integrated transaction, or who has entered into a “constructive sale” with respect to the notes;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. You are urged to consult your tax adviser concerning the U.S. federal income tax consequences of owning and disposing of the notes, as well as any consequences under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

The following discussion applies to you only if you are a “U.S. Holder” of notes. You are a U.S. Holder if you are a beneficial owner of a note that for U.S. federal income tax purposes is:

  a citizen or resident of the United States;

  a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes, and the following discussion assumes this treatment. Interest paid on a note will generally be taxable to you as ordinary interest income at the time it is accrued or received, in accordance with your method of accounting for U.S. federal income tax purposes. Upon the sale, exchange or retirement of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your adjusted tax basis in the

Certain United States Federal Income Tax Consequences

note, which will generally equal the amount you paid to acquire the note. For these purposes, the amount realized does not include any amount attributable to accrued and unpaid interest, which will be treated for tax purposes in the same manner as interest. Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long term capital gain or loss if at the time of such sale, exchange or retirement the note has been held for more than one year.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a “Non-U.S. Holder” of notes. You are a “Non-U.S. Holder” if you are a beneficial owner of a note that for U.S. federal income tax purposes is:

  a nonresident alien individual;

  a foreign corporation; or

  a foreign estate or trust.

There will be no withholding tax on interest on the notes; provided that you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable documentation requirements.

Any gain realized on the sale or exchange of a note will be exempt from U.S. federal withholding tax, but may be subject to U.S. federal income tax if you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met or if such gain is effectively connected with your U.S. trade or business, as discussed below. A Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of disposition is urged to consult his or her own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

If you are engaged in a trade or business in the United States and if income or gain from the notes is effectively connected with your conduct of such trade or business, you will generally be subject to regular U.S. federal income tax on such income or gain in the same manner as if you were a U.S. Holder, except that, in lieu of IRS Form W-8BEN, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

Interest received on the notes and proceeds received from a sale, exchange or retirement of notes will be subject to information reporting if you are not an “exempt recipient” (such as a corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder). If you are a Non-U.S. Holder and you comply with the certification procedures described in the preceding section, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

ERISA Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investments funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates, may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of Section 4975 of the Code with respect to ERISA Plans as well as certain individual retirement accounts and other arrangements subject to Section 4975 of the Code (together with ERISA Plans, “Plans”). The acquisition of the notes by any such Plan with respect to which we are a party in interest or disqualified person may constitute a prohibited transaction, unless an exemption applies or there is some other basis on which the purchase and holding of the notes is not prohibited. Section 408(b)(17) of ERISA and five prohibited transaction class exemptions issued by the Department of Labor might apply to exempt the purchase, sale and holding of the notes from the prohibited transaction provisions of ERISA and the Code. The class exemptions are Prohibited Transaction Class Exemption (“PTCE”) 96-23 (for transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment trusts), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).

Accordingly, by acquiring the notes, each purchaser and subsequent transferee will be deemed to have represented and warranted on each day from and including the date of its acquisition of the notes through and including the date of its disposition of the notes that either (i) no portion of the assets used by such purchaser or transferee to acquire the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee is exempt from the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code pursuant to Section 408(b)(17) of the ERISA or PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 or (iii) there is no basis on which the purchase and holding could constitute a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code.

Although the foregoing fiduciary responsibility and prohibited transaction rules generally do not apply to governmental plans, as defined in Section 3(32) of ERISA, certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), similar rules may apply to such plans under other applicable laws or documents (“Similar Laws”). Accordingly, any party using the assets of a governmental plan, church plan or non-U.S. plan to acquire or hold the notes will be deemed to have represented and warranted on each day from and including the date of its acquisition of the notes through and including the date of its disposition of the notes that the purchase and holding of the notes by such plan does not constitute a non-exempt prohibited transaction under any laws or documents similar to the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code.

The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus. Any person proposing to acquire notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto and the fiduciary delegation issue described above. Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to a Plan or other benefit plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plan investors generally or any particular Plan or other benefit plan investor, or that such an investment is appropriate for such plan investors generally or any particular Plan or other benefit plan investor.

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the notes specified on the front cover of this prospectus supplement. The notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered notes at the original issue price applicable to the offered notes to be resold. Minimum initial purchase from UBS Securities LLC and UBS Financial Services Inc. will be notes in an aggregate principal amount of $10,000 and in increments of $1,000 above that amount. UBS Securities LLC and UBS Financial Services Inc. may resell notes to securities dealers at negotiated prices which may include a discount from the original issue price applicable to the offered notes. In the future, we or our affiliates may repurchase and resell the offered notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the notes against payment for the notes on the date specified in the last paragraph of the cover page of this prospectus supplement, which will be on or about the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Any notes purchased by any person for resale may not be offered in any jurisdiction in circumstances that would result in the Issuer being obliged to register any further prospectus or corresponding document relating to the notes in that jurisdiction.

For EEA jurisdictions (EU member states plus Norway, Iceland and Liechtenstein) that have implemented Directive 2003/71/EC, including any relevant implementing measure in each such member state (the “EU Prospectus Directive”), the prospectus supplement and the prospectus for these notes DO NOT QUALIFY as a prospectus published in accordance with the requirements of the EU Prospectus Directive. Unless and until a prospectus has been published in accordance with the requirements of the EU Prospectus Directive, these notes may not be offered or sold in EEA jurisdictions that have implemented the EU Prospectus Directive other than (1) in minimum denominations of, or total consideration per investor of at least, EUR 50,000 (or equivalent in other currencies) or (2) only to Qualified Investors; and/or (aggregated for all distributors) to less than 100 offerees that are not Qualified Investors per EEA jurisdiction. A “Qualified Investor” is a legal entity that (i) is authorized or regulated to operate in the financial markets or has the sole purpose to invest in securities; or (ii) meets two of the following three criteria (as shown in its last annual or consolidate accounts): (a) an average number of at least 250 employees during the last financial year; (b) a total balance sheet of more than EUR 43,000,000; and (c) an annual net turnover of more than EUR 50,000,000.

For EEA jurisdictions that have not implemented the EU Prospectus Directive, sales in such jurisdictions must be in compliance with the law of that jurisdiction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS
		3-Year Callable Daily
	Page	Range Accrual Notes
Preliminary Prospectus Supplement
Prospectus Supplement Summary	S-2	UBS AG $• Callable Senior Notes due
Risk Factors	S-9	November •, 2009, Callable Commencing
Value of the Notes	S-12	May 2007 With Interest Linked To The
Specific Terms of the Notes	S-13	3-Month USD LIBOR Rate
Use of Proceeds and Hedging	S-17
Capitalization of UBS	S-18
Certain United States Federal Income Tax Consequences	S-19
ERISA Considerations	S-21
Supplemental Plan of Distribution	S-22

Prospectus
Introduction	3
Cautionary Note Regarding Forward
Looking Information	5	Preliminary Prospectus Supplement
Incorporation of Information About
UBS AG	7
Where You Can Find More Information	8	November 2, 2006
Presentation of Financial Information	9	(To Prospectus dated March 27, 2006)
Limitations on Enforcement of U.S. Laws Against UBS AG,
Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry		UBS Investment Bank
Issuance	53	UBS Financial Services Inc.
Considerations Relating to Indexed
Securities	59
Considerations Relating to Securities Denominated or
Payable in or Linked to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82